Investor Contact:
Daniel Fidell
609-561-9000 x7027
dfidell@sjindustries.com

Media Contact:
Marissa Travaline
609-561-9000 x4227
mtravaline@sjindustries.com

SJI Reports First Quarter 2020 Results
2020 Ongoing Guidance Affirmed

FOLSOM, NJ (May 6, 2020) - SJI (NYSE: SJI) today reported operating results for the first quarter ended March 31, 2020. Highlights include:
▪First Quarter 2020 GAAP earnings of $1.09 per diluted share compared to $0.94 per diluted share in 2019
▪First Quarter 2020 Economic Earnings* of $1.15 per diluted share compared to $1.09 per diluted share in 2019
▪First quarter results reflect increased profitability from Utility operations partially offset by decreased profitability from Non-Utility operations and impact of financing activities
▪COVID-19: Operations and delivery of natural gas to customers has not been materially impacted; incremental operating costs have been incurred for emergency response; some construction activity has ceased in line with governmental directives; capital markets steps completed to strengthen liquidity and support 2020 capital plan
▪Continuing execution of key initiatives - Efficient integration of ETG including TSA exit, execution of critical infrastructure modernization programs, and progress on regulatory initiatives including SJG base rate case
▪2020 ongoing economic earnings affirmed $1.50-$1.60 per diluted share; SJI continues to monitor operations, market conditions and business development initiatives for future impacts to financial projections
"This is a challenging time for our customers and communities, and our continuing priority remains the safety of our 1,100 employees and assuring critical gas delivery to the more than 700,000 customers we are honored to serve,” said Mike Renna, SJI President and Chief Executive Officer. "While we have thus far witnessed a minimal financial impact from the pandemic, which is consistent with our first quarter results, we are continually monitoring all facets of our operations and will communicate any future impacts to our financial projections. Our long-term focus remains on addressing critical infrastructure investments to modernize our system, new projects to ensure adequate supply and system redundancy, and new investments that will lower consumption and the carbon content of natural gas in support of New Jersey's Energy Master Plan," added Renna.

	Three Months Ended March 31, 2020				Three Months Ended March 31, 2019
	GAAP	GAAP	Economic	Economic	GAAP	GAAP	Economic	Economic
	Earnings	EPS	Earnings	EPS	Earnings	EPS	Earnings	EPS
Utility	$107.7	$1.16	$108.9	$1.18	$100.0	$1.09	$100.0	$1.09
Non-Utility	$5.8	$0.06	$6.4	$0.07	$(1.6)	$(0.02)	$7.9	$0.08
Other	$(12.4)	$(0.13)	$(8.5)	$(0.09)	$(12.8)	$(0.13)	$(8.5)	$(0.08)
Total - Continuing Ops	$101.1	$1.09	$106.8	$1.15	$85.7	$0.94	$99.4	$1.09
Average Diluted Shares		92.6		92.6		91.4		91.4
*Non-GAAP, see "Explanation and Reconciliation of Non-GAAP Financial Measures."
Note: Earnings and average shares outstanding are in millions. Amounts and/or EPS may not add due to rounding.

COVID-19 - Business Update
Our business operations continue to function effectively during the pandemic. Given the fluid nature of the crisis, we are continually monitoring our business operations and will adjust as necessary to continue to provide safe and reliable service to our customers and communities while keeping employees safe.
▪Workforce: Through proper planning and the innovative use of technology, all 1,100 employees are currently working, from employees in the field to those working from home to assist in reducing the spread of the virus.
▪Operations: Operations and delivery of natural gas to our customers has not been materially impacted. To date, SJI has not experienced significant reductions in sales volumes across our utility businesses and is closely monitoring potential impacts due to COVID-19 pandemic responses at the state and Federal level.
▪O&M: As expected, we have incurred incremental operating costs for emergency supplies, cleaning services, enabling technology and other specific needs during this crisis which have traditionally been recognized as prudent expenditures by our regulators. SJI incurred costs during the three months ended March 31, 2020 of $0.6 million, with $0.4 million being recorded as Property, Plant & Equipment on the condensed consolidated balance sheets.
▪Collections: To date, we have not seen a significant impact to our accounts receivable but we continue to monitor this metric very closely. The impact to the collectability of accounts receivable has traditionally been included in rate recovery.
▪Capital Expenditures: Our investment programs to replace and upgrade critical utility infrastructure continue to move forward, but some construction activity has ceased in accordance with directives from the Governor of New Jersey. Looking forward, we expect an uptick in construction activity once we emerge from this crisis. We remain on track with our timeline for investment in solar in support of the goals of the New Jersey Energy Master Plan (EMP).
▪Liquidity: At present, we have total credit facilities of $1.25B, with $470M available in revolving credit, uncommitted lines and cash. In April, we completed steps to strengthen our liquidity and ensure the funding of our 2020 capital program (discussed in detail later in this report) and feel confident in our ability to manage through the impacts of COVID-19.
▪Pension: We have no near-term cash requirements, as our portfolios were deemed to have no minimum funding requirement as of December 31, 2019.
▪Regulatory: The New Jersey Board of Public Utilities (NJBPU) continues to hold regular commission agenda meetings via internet teleconference. A resolution of our engineering and route proposal for SJG supply redundancy project is estimated in mid-2020. A resolution of SJG base rate case filing is estimated in Q4 2020.

First Quarter 2020 Results
For the three-month period ended March 31, 2020, SJI reported consolidated GAAP earnings of $101.1 million compared to $85.7 million in the prior year period.
SJI uses the non-GAAP measure of economic earnings when discussing results. We believe this presentation provides clarity into the continuing earnings of our business. A full explanation and reconciliation of economic earnings is provided under “Explanation and Reconciliation of Non-GAAP Financial Measures” later in this report and in our 10-K for the year ending December 31, 2019.
For the three-month period ended March 31, 2020, economic earnings were $106.8 million compared to $99.4 million in the prior year period.

UTILITY
Utility entities include the gas distribution operations of South Jersey Gas (SJG), Elizabethtown Gas (ETG) and Elkton Gas (ELK). First quarter 2020 GAAP earnings were $107.7 million compared with $100.0 million in 2019. First quarter 2020 economic earnings were $108.9 million compared with $100.0 million in 2019.
South Jersey Gas (SJG)
Operating Performance. First quarter 2020 GAAP earnings were $70.5 million compared with $68.7 million in 2019. First quarter 2020 economic earnings were $71.7 million compared with $68.7 million in 2019. First quarter 2020 economic earnings reflect a one-time tax adjustment related to SJG's pending rate case. Utility margin increased $7.2 million primarily due to customer growth and the roll-in of investments from infrastructure replacement programs. We define utility margin, a non-GAAP measure, as natural gas revenues less natural gas costs, regulatory rider expenses and volumetric and revenue-based energy taxes. Total expenses increased $4.2 million, driven by increased operation and maintenance costs and depreciation expenses.
Customer Growth. SJG added approximately 6,500 new customers over the last 12 months and now serves more than 400,000 customers. SJG’s 1.7% growth rate compares favorably to our peers and remains driven by gas conversions (~70%+ of new customer additions) from alternate fuels such as oil and propane.
Infrastructure Modernization. Through infrastructure replacement programs, SJG enhances the safety and reliability of our system while earning our authorized utility return on approved investments in a timely manner.
▪Our Accelerated Infrastructure Replacement Program (AIRP), as approved by the NJBPU, authorizes investment of $302.5 million over the five year period from 2016-2021 for important infrastructure replacement upgrades. Our most recent annual investment of $64.5 million for the period July 2018 to June 2019 was rolled into SJG rates effective October 1, 2019. Our annual investment for the period July 2019 to June 2020 is expected to be rolled into SJG rates effective October 1, 2020.
▪Our current Storm Hardening and Reliability Program (SHARP) was approved by the NJBPU in May 2018 and authorizes investment of $100 million from 2018-2021 for four projects to enhance the safety, redundancy and resiliency of the distribution system along our coastal communities. Our most recent annual investment of $27.4 million for the period June 2018 to June 2019 was rolled into SJG rates effective October 1, 2019. Our annual investment for the period July 2019 to June 2020 is expected to be rolled into SJG rates effective October 1, 2020.
Base Rate Case. In March, SJG filed a petition with the NJBPU requesting a revenue increase of approximately $75 million to recognize infrastructure investments made to maintain the safety and reliability of its natural gas delivery system. The request represents approximately $340 million in system improvements that are not currently reflected in base rates. SJG's request assumes an overall rate of return of 7.3%, return on equity of 10.4% and 54.2% equity ratio. Discovery has begun in line with our expected timeline. Consistent with prior rate case timing, a resolution of the case is expected later this year.
Redundancy Projects. In response to the NJBPU's call for utilities to evaluate preparedness for gas supply interruptions, we have evaluated potential redundancy solutions. These solutions are critically important to ensure service is not interrupted to our customers in the event of a significant outage, either behind our city gate, or on one of the two interstate pipelines that serve the SJG system.
Supply redundancy is a top priority for our utilities. In December 2019, SJG submitted an engineering and route proposal to the NJBPU for approval to construct needed system upgrades in support of a planned 2.0+ Bcf liquefied natural gas (LNG) facility, with a resolution anticipated later this year. We also continue to explore system alternatives that will allow for a secondary supply of gas needed to create reliability and resiliency for 140,000+ customers in Atlantic and Cape May counties.

Elizabethtown Gas (ETG)
Operating Performance. First quarter 2020 GAAP and economic earnings were $36.8 million compared with $30.9 million in 2019. Utility margin, as previously defined, increased $15.8 million primarily due to rate relief effective November 15, 2019 and customer growth. ETG'S rate case settlement authorized a $34 million rate increase based on a 9.6% return on equity and 51.5% equity component. Total expenses increased $9.9 million, driven by increased depreciation and operating and maintenance expenses.
Customer Growth. ETG added approximately 2,500 new customers over the last 12 months and now serves more than 297,000 customers. ETG’s growth rate has increased from its historic growth rate, driven by increases in both new construction and gas conversions from alternate fuels such as oil and propane.
Infrastructure Modernization. ETG's Infrastructure Investment Plan (IIP), as approved by the NJBPU in June 2019, authorizes investment of $300 million over the five-year period 2019-2024 for important infrastructure upgrades including the replacement of up to 250 miles of cast iron and bare steel mains. Our annual investment for the period July 2019 to June 2020 is expected to be rolled into ETG rates effective October 1, 2020.
Elkton Gas (ELK)
Operating Performance. First quarter 2020 GAAP and economic earnings were $0.4 million compared with $0.4 million in 2019. Utility margin driven by customer growth, infrastructure investment and rate relief was offset by operating costs and interest expense. In December 2019, SJI announced the sale of ELK to Chesapeake Utilities (CPK) for $15 million in cash. ELK serves approximately 7,000 residential and commercial customers in Cecil County, Maryland and was acquired by SJI in July 2018. Completion of the transaction is estimated in mid-2020 following Maryland Public Service Commission approval.
NON-UTILITY
Non-Utility entities include Energy Group, Energy Services and Midstream. First quarter 2020 GAAP earnings were $5.8 million compared with $(1.6) million in 2019. First quarter 2020 economic earnings were $6.4 million compared with $7.9 million in 2019 results.
Energy Group
Operating Performance. Energy Group primarily includes wholesale gas operations engaged in fuel supply management and commodity marketing. First quarter 2020 GAAP earnings were $5.1 million compared with $(2.0) million in 2019. First quarter 2020 economic earnings were $5.2 million compared with $7.6 million in 2019.
▪Fuel Supply Management contributed first quarter 2020 economic earnings of $3.2 million compared with $2.8 million in 2019, reflecting new contracts that became operational over the last 12 months. As of March 31, 2020, SJI had ten fuel supply management transactions under contract, with nine contracts operational.
▪Wholesale Marketing/Other contributed first quarter 2020 economic earnings of $2.0 million compared with $4.8 million in 2019. Low spreads and lack of market volatility driven by warmer weather resulted in lower margin and reduced asset optimization opportunities.
Energy Services
Operating Performance. Energy Services includes our legacy energy production assets (CHP, Solar, Landfills) and account services. First quarter 2020 GAAP earnings were $(0.4) million compared with $(0.7) million in 2019. First quarter 2020 economic earnings were $0.0 million compared with $(0.7) million in 2019, primarily reflecting reduced O&M costs from the sale of CHP offset by results from landfill activities.

Midstream
Operating Performance. Midstream includes our 20% equity investment in the PennEast Pipeline (PennEast), a planned 1-Bcf interstate pipeline running from the Marcellus region of Pennsylvania into New Jersey. First quarter 2020 GAAP and economic earnings were $1.2 million compared with $1.0 million in 2019, reflecting Allowance for Funds Used During Construction (AFUDC) related to the project.
Project Update. The PennEast Pipeline partners remain committed to the development of the pipeline project in its entirety. PennEast is happy to announce that the Federal Energy Regulatory Commission (FERC) recently approved the requested changes to the Pennsylvania portion of the approved route. PennEast also continues to make progress on advancing the request pending before FERC to construct the Project in two phases and is in encouraged by FERC’s issuance of the Notice of Timeline for Environmental Review. The timeline announced by FERC aligns with PennEast’s announced planned in-service date of November 2021 for Phase 1.
OTHER
Operating Performance. Other entity includes interest on debt, including the debt associated with our acquisitions of ETG/ELK in 2018. First quarter 2020 GAAP earnings were $(12.4) million compared with $(12.8) in 2019. First quarter economic earnings were $(8.5) million compared with $(8.5) million in 2019, reflecting an increase in net debt outstanding offset by debt repayments.
Balance Sheet and Cash Flow
SJI remains committed to a capital structure that supports our regulated-driven capital spending plan while maintaining a balanced equity-to-total capitalization, ample liquidity and a solid investment grade credit rating.
At March 31, 2020, equity-to-total capitalization was 31.6% compared with 29.6% at December 31, 2019, reflecting debt refinancing activity and repayment from non-core asset sales. As previously communicated, our growth plan embeds conversion of mandatory convertible equity units due 2021 ($287.5 million). Including conversion as well as equity credit from rating agencies for long-duration debt, our adjusted equity-to-total capitalization ratio, a non-GAAP measure, was 39.7% at March 31, 2020 and 37.5% at December 31, 2019.
As previously described, in April we completed steps to strengthen liquidity and ensure the ongoing funding of our 2020 capital program:
▪Executed a $200mm 18-month term loan, with proceeds used to pay off short-term maturities
▪Added additional liquidity at the SJI level through the close of a $150mm 364-day term loan
▪Completed $525mm private placement at SJG -$400mm drawn to refinance maturing term loan and $125mm drawn on six-month delay to support 2020 capital plan
▪Launched $200mm At-The-Market (ATM) program to provide flexibility in addressing previously announced 2020 equity needs
With $470 million of available capacity on our revolvers and successful execution of capital markets transactions, we feel confident in our liquidity position and ability to manage through the impacts of COVID-19.
For the three months ended March 31, 2020, net cash from operating activities was $165.9 million compared to $212.3 million in the prior year period, primarily reflecting less cash collections at SJRG resulting from maintenance and scheduled outages at several electric generation facilities for which SJRG has gas supply contracts. Net cash used in investing activities was $10.1 million compared with $108.8 million in the prior year period, primarily reflecting capital spending in support of customer growth and utility infrastructure upgrades offset by proceeds from asset sales. Net cash provided by financing activities was $152.2 million compared to $117.1 million in the prior year period, reflecting debt repayment and refinancing activity.

Financial Guidance
SJI affirms it expects 2020 ongoing economic earnings of $1.50 to $1.60 per diluted share. We are continually monitoring our operations, market conditions and business development initiatives and will communicate any future impacts to our financial projections.
Economic earnings guidance continues to primarily reflect:
▪Utility operations ~75% of earnings, excluding acquisition-related interest costs
◦~$500 million capital spending on growth, safety and reliability for SJG/ETG customers
◦10,000+ new gas utility customers, reflecting 1.5% customer growth, driven by accelerated pace at ETG
◦Lower operating costs, driven by business transformation activities
◦Infrastructure modernization at SJG/ETG under existing programs
◦Execution of regulatory initiatives, including recovery of utility investment
▪Non-Utility operations ~25% of earnings, excluding acquisition-related interest costs
◦Energy Services: $100+ million on renewable solar installations in support of EMP, and landfill exit
◦Energy Group: Fuel management contracts, reshaped wholesale portfolio and contract expiration
◦Midstream: AFUDC associated with PennEast Pipeline project
▪Balance sheet strengthening, driven by asset sales and refinancing activities
▪Equity issuance in support of utility redundancy project

Conference Call and Webcast
SJI will host a conference call and webcast on Thursday, May 7 to discuss our first quarter 2020 financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time. The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at www.sjindustries.com under Events & Presentations.
Date/Time: Thursday, May 7, 11:00 a.m. ET
Dial-In:   Toll Free: 877-376-9937; Toll: 629-228-0738
Passcode: 2879365
About SJI
SJI (NYSE: SJI), an energy services holding company based in Folsom, NJ, delivers energy services to its customers through three primary subsidiaries. SJI Utilities, SJI’s regulated natural gas utility business, delivers safe, reliable, affordable natural gas to approximately 700,000 South Jersey Gas, Elizabethtown Gas and Elkton Gas customers in New Jersey and Maryland. SJI’s non-utility businesses within South Jersey Energy Solutions promote efficiency, clean technology and renewable energy by providing customized wholesale commodity marketing and fuel management services; and developing, owning and operating on-site energy production facilities. SJI Midstream houses the company’s interest in the PennEast Pipeline Project. Visit sjindustries.com for more information about SJI and its subsidiaries.

Forward Looking Statements and Risk Factors
This news release, including information incorporated by reference, contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects or future results of operations or financial position, expected sources of incremental margin, strategy, financing needs, future capital expenditures and the outcome or effect of ongoing litigation, are forward-looking. This Quarterly Report uses words such as "anticipate," "believe," "expect," "estimate," "forecast," "goal," "intend," "objective," "plan," "project," "seek," "strategy," "target," "will" and similar expressions to identify forward-looking statements. These forward-looking statements are based on the beliefs and assumptions of management at the time that these statements were prepared and are inherently uncertain. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions on an international, national, state and local level; weather conditions in SJI’s marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in SJI’s distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers, suppliers or business partners to fulfill their contractual obligations; and changes in business strategies; and public health crises and epidemics or pandemics, such as a novel coronavirus (COVID-19). These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements, are described in greater detail under the heading “Item 1A. Risk Factors” in SJI’s and SJG's Annual Report on Form 10-K for the year ended December 31, 2019 and in any other SEC filings made by SJI or SJG during 2019 and 2020 and prior to the filing of this earnings release. Also refer to the additional risk factor described below:
Our business could be adversely affected by a public health crisis or the widespread outbreak of contagious disease, such as the recent outbreak of respiratory illness caused by a novel coronavirus (COVID-19), which has been declared a pandemic by the World Health Organization in March 2020. In recent weeks, the continued spread of COVID-19 across the world has led to disruption and volatility in the global capital markets, which increases the cost of capital and adversely impacts access to capital. Additionally, our reliance on third-party suppliers, contractors, service providers, and commodity markets exposes us to possibility of delay or interruption of our operations. For the duration of the outbreak of COVID-19, legislative and government action limits our ability to collect on overdue accounts, and prohibits us from shutting off services, which may cause a decrease in our cash flows or net income. We have been executing our business continuity plans since the outbreak of COVID-19 and are closely monitoring potential impacts due to COVID-19 pandemic responses at the state and federal level. As expected, we have incurred operating costs for emergency supplies, cleaning services, enabling technology and other specific needs during this crisis which have traditionally been recognized as prudent expenditures by our regulators. The impact to the collectability of our accounts receivable is an unknown at this time but such receivables have traditionally been included in rate recovery. Our infrastructure investment programs continue to move forward, but some construction activity has ceased in accordance with directives from the Governor of New Jersey. To the extent this directive stays in place for a long period of time, our capital projects could be significantly impacted. It is impossible to predict the effect of the continued spread of the coronavirus in the communities we service. The Company has identified the macroeconomic conditions related to COVID-19 and the impacts on the business as an indicator to perform an interim impairment test related to the goodwill recorded on the Company’s balance sheet. Should the coronavirus continue to spread or not be contained, our business, financial condition and results of operations could be negatively impacted, including impairment of goodwill, which in turn may have a negative effect on the market price of our common stock.
No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements, which speak only as of the date they are made. SJI and SJG undertake no obligation to revise or update any forward-looking statements, whether as result of new information, future events or otherwise, except as required by law.

Explanation of Non-GAAP Financial Measures
Management uses the non-GAAP financial measures of Economic Earnings and Economic Earnings per share when evaluating its results of operations. These non-GAAP financial measures should not be considered as an alternative to GAAP measures, such as net income, operating income, earnings per share from continuing operations or any other GAAP measure of financial performance.
We define Economic Earnings as: Income from continuing operations, (i) less the change in unrealized gains and plus the change in unrealized losses on all derivative transactions; and (ii) less the impact of transactions, contractual arrangements or other events where management believes period to period comparisons of SJI's operations could be difficult or potentially confusing. With respect to part (ii) of the definition of Economic Earnings, several items are excluded from Economic Earnings for the three months ended March 31, 2020 and 2019, consisting of the impact of pricing disputes with third parties, costs to acquire ETG and ELK, costs to prepare to exit the TSA, costs incurred and gains recognized on sales of solar, MTF/ACB, and ELK, severance and other employee separation costs, and a one-time tax adjustment resulting from SJG's Stipulation of Settlement with the BPU. See (A)-(E) in the table below.
Economic Earnings is a significant financial measure used by our management to indicate the amount and timing of income from continuing operations that we expect to earn after taking into account the impact of derivative instruments on the related transactions, as well as the impact of contractual arrangements and other events that management believes make period to period comparisons of SJI's operations difficult or potentially confusing. Management uses Economic Earnings to manage its business and to determine such items as incentive/compensation arrangements and allocation of resources. Specifically regarding derivatives, we believe that this financial measure indicates to investors the profitability of the entire derivative-related transaction and not just the portion that is subject to mark-to-market valuation under GAAP. We believe that considering only the change in market value on the derivative side of the transaction can produce a false sense as to the ultimate profitability of the total transaction as no change in value is reflected for the non-derivative portion of the transaction.

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of our income from continuing operations and earnings per share from continuing operations to Economic Earnings and Economic Earnings per share (in thousands, except per share data):

	Three Months Ended March 31,
	2020	2019
Income from Continuing Operations	$101,100	$85,699
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	4,322	13,150
Net Losses from a Legal Proceeding in a Pricing Dispute (A)	—	991
Acquisition/Sale Net Costs (B)	1,361	1,985
Other Costs (C)	147	2,573
Income Taxes (D)	(1,305)	(4,961)
Additional Tax Adjustments (E)	1,214	—
Economic Earnings	$106,839	$99,437

Earnings per Share from Continuing Operations	$1.09	$0.94
Minus/Plus:
Unrealized Mark-to-Market Losses on Derivatives	0.05	0.14
Net Losses from a Legal Proceeding in a Pricing Dispute (A)	—	0.01
Acquisition/Sale Net Costs (B)	0.01	0.02
Other Costs (C)	—	0.03
Income Taxes (D)	(0.01)	(0.05)
Additional Tax Adjustments (E)	0.01	—
Economic Earnings per Share	$1.15	$1.09

(A) Represents net losses, including interest, legal fees, and the realized difference in the market value of the commodity (including financial hedges), resulting from a ruling in a legal proceeding related to a pricing dispute between SJI and a gas supplier that began in October 2014.
(B) Represents costs incurred to prepare to exit the TSA. Also included here are gains/losses recognized and costs incurred on the sale of the remaining solar assets as well as MTF/ACB and ELK, and sales of certain SREC's.
(C) Represents severance and other employee separation costs.
(D) The income taxes on (A) through (C) above were determined using a combined average statutory tax rate for the three months ended March 31, 2020 and 2019.
(E) Represents a one-time tax adjustment resulting from SJG's Stipulation of Settlement with the BPU, as part of its recent rate case filing.

Summary of Utility Margin
The following tables summarize Utility Margin for the three months ended March 31, 2020 and 2019 for SJG and ETG (in thousands):

SJG:

	Three Months Ended March 31,
	2020	2019
Utility Margin:
Residential	$83,099	$98,868
Commercial and Industrial	31,431	36,248
Cogeneration and Electric Generation	1,280	1,204
Interruptible	26	24
Off-System Sales & Capacity Release	785	1,670
Other Revenues	203	249
Margin Before Weather Normalization & Decoupling	116,824	138,263
CIP Mechanism	28,910	874
EET Mechanism	1,584	992
Utility Margin**	$147,318	$140,129

ETG:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
	2020	2019
Utility Margin:
Residential	$57,433	$46,521
Commercial & Industrial	27,912	21,973
Regulatory Rider Expenses*	(606)	442
Utility Margin**	$84,739	$68,936

*Represents expenses for which there is a corresponding credit in operating revenues.  Therefore, such recoveries have no impact on SJG's or ETG's financial results.

**Utility Margin is a non-GAAP financial measure and is further defined above. The definition of Utility Margin is the same for SJG and ETG gas utility operations.

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Thousands Except for Per Share Data)

	Three Months Ended March 31,
	2020	2019
Operating Revenues:
Utility	$386,881	$414,346
Nonutility	147,231	222,952
Total Operating Revenues	534,112	637,298
Operating Expenses:
Cost of Sales - (Excluding depreciation and amortization)
- Utility	135,326	188,449
- Nonutility	130,742	213,938
Operations	62,356	62,826
Maintenance	9,595	9,630
Depreciation	26,469	23,685
Energy and Other Taxes	3,862	4,217
Total Operating Expenses	368,350	502,745
Operating Income	165,762	134,553

Other (Expense) Income	(1,147)	2,575
Interest Charges	(32,536)	(28,653)
Income Before Income Taxes	132,079	108,475
Income Taxes	(33,370)	(24,949)
Equity in Earnings of Affiliated Companies	2,391	2,173
Income from Continuing Operations	101,100	85,699
Loss from Discontinued Operations - (Net of tax benefit)	(59)	(62)
Net Income	$101,041	$85,637

Basic Earnings Per Common Share:
Continuing Operations	$1.09	$0.94
Discontinued Operations	—	—
Basic Earnings Per Common Share	$1.09	$0.94

Average Shares of Common Stock Outstanding - Basic	92,445	91,332

Diluted Earnings Per Common Share:
Continuing Operations	$1.09	$0.94
Discontinued Operations	—	—
Diluted Earnings Per Common Share	$1.09	$0.94

Average Shares of Common Stock Outstanding - Diluted	92,556	91,432

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In Thousands)

	Three Months Ended March 31,
	2020	2019
Net Cash Provided by Operating Activities	$165,898	$212,252

Cash Flows from Investing Activities:
Capital Expenditures	(113,671)	(121,887)
Proceeds from Sale of Property, Plant & Equipment	104,275	16,130
Investment in Long-Term Receivables	(7,402)	(3,408)
Proceeds from Long-Term Receivables	4,665	2,466
Investment in Affiliates	(502)	(1,458)
Advances to Affiliates	—	(620)
Net Repayment of Notes Receivable - Affiliates	2,580	—

Net Cash Used in Investing Activities	(10,055)	(108,777)

Cash Flows from Financing Activities:
Net (Repayments of) Borrowings from Short-Term Credit Facilities	(151,400)	84,621
Proceeds from Issuance of Long-Term Debt	—	10,000
Principal Repayments of Long-Term Debt	—	(400,000)
Payments for Issuance of Long-Term Debt	(791)	(798)
Proceeds from Sale of Common Stock	—	189,032

Net Cash Used in Financing Activities	(152,191)	(117,145)

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	3,652	(13,670)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	28,381	31,679

Cash, Cash Equivalents and Restricted Cash at End of Period	$32,033	$18,009

SOUTH JERSEY INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Thousands)

	March 31, 2020	December 31, 2019
Assets
Property, Plant and Equipment:
Utility Plant, at original cost	$5,000,554	$4,905,350
Accumulated Depreciation	(860,010)	(843,998)
Nonutility Property and Equipment, at cost	26,571	25,991
Accumulated Depreciation	(14,202)	(13,807)

Property, Plant and Equipment - Net	4,152,913	4,073,536

Investments:
Available-for-Sale Securities	40	40
Restricted	21,694	21,964
Investment in Affiliates	89,952	87,087

Total Investments	111,686	109,091

Current Assets:
Cash and Cash Equivalents	10,339	6,417
Accounts Receivable	262,850	253,661
Unbilled Revenues	51,973	84,821
Provision for Uncollectibles	(23,533)	(19,829)
Notes Receivable - Affiliate	2,799	5,379
Natural Gas in Storage, average cost	31,068	54,153
Materials and Supplies, average cost	1,146	1,164
Prepaid Taxes	15,857	26,918
Derivatives - Energy Related Assets	31,120	52,892
Assets Held For Sale	39,829	143,440
Other Prepayments and Current Assets	38,848	43,492

Total Current Assets	462,296	652,508

Regulatory and Other Noncurrent Assets:
Regulatory Assets	699,426	665,932
Derivatives - Energy Related Assets	13,522	7,243
Notes Receivable - Affiliate	12,720	12,720
Contract Receivables	33,363	30,958
Goodwill	702,070	702,070
Other	106,494	111,282

Total Regulatory and Other Noncurrent Assets	1,567,595	1,530,205

Total Assets	$6,294,490	$6,365,340

	March 31, 2020	December 31, 2019
Capitalization and Liabilities
Equity:
Common Stock	$115,555	$115,493
Premium on Common Stock	1,027,550	1,027,902
Treasury Stock (at par)	(274)	(289)
Accumulated Other Comprehensive Loss	(32,550)	(32,558)
Retained Earnings	387,002	313,237

Total Equity	1,497,283	1,423,785

Long-Term Debt	2,067,146	2,070,086

Total Capitalization	3,564,429	3,493,871

Current Liabilities:
Notes Payable	697,300	848,700
Current Portion of Long-Term Debt	470,409	467,909
Accounts Payable	187,647	232,242
Customer Deposits and Credit Balances	26,604	35,004
Environmental Remediation Costs	55,446	43,849
Taxes Accrued	9,311	2,235
Derivatives - Energy Related Liabilities	30,710	41,965
Deferred Contract Revenues	186	—
Derivatives - Other Current	1,736	1,155
Liabilities Held for Sale	5,804	6,043
Dividends Payable	27,271	—
Interest Accrued	19,305	13,580
Pension Benefits	3,727	3,727
Other Current Liabilities	30,223	35,486

Total Current Liabilities	1,565,679	1,731,895

Deferred Credits and Other Noncurrent Liabilities:
Deferred Income Taxes - Net	133,452	92,166
Pension and Other Postretirement Benefits	114,101	114,055
Environmental Remediation Costs	184,000	189,036
Asset Retirement Obligations	264,511	263,950
Derivatives - Energy Related Liabilities	5,284	8,206
Derivatives - Other Noncurrent	18,489	11,505
Regulatory Liabilities	430,498	442,918
Other	14,047	17,738

Total Deferred Credits and Other Noncurrent Liabilities	1,164,382	1,139,574

Commitments and Contingencies (Note 11)

Total Capitalization and Liabilities	$6,294,490	$6,365,340